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                                                                   EXHIBIT 99.1


                         VECTOR AEROMOTIVE CORPORATION



                               November 21, 1995




V'Power Corporation
WISMA KYOEI PRINCE 25th FL
Jln. Jend. Sudiman Kav. 3-4
Jakarta 10220
Indonesia

Attention:    Mr. Sudjaswin E. L.,
              President and Managing Director

           Re:   Purchase of Common Shares of
                 Vector Aeromotive Corporation




Dear Sir:

                 This letter will serve as a letter of intent to confirm recent discussions by and between Vector Aeromotive Corporation, a Nevada corporation ("Vector") and you and your representatives (hereinafter "VPC") regarding the proposed purchase by VPC of 10,000,000 Common Shares, par value $.01 per share, of Vector, and certain related matters. The 10,000,000 Common Shares are hereinafter referred to as the "Shares" and the date on which purchase of the Shares is to take place shall be referred to as the "Closing Date" or the "Closing". The Closing shall occur within 90 days from the date hereof, subject to extension if agreed by the parties.

         1.      The Share Purchase.

                 (a)      As a result of discussions between the parties,
Vector has determined to offer VPC the right to subscribe to, and purchase, the Shares (the "Share Purchase"). The Shares shall be issued to VPC from the authorized and unissued Common Shares of Vector at the time of the Closing.
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V'Power Corporation                    -2-                     November 21, 1995



                (b) The purchase price of the Shares shall be $.45 per share for a total of $4,500,000 (hereinafter the "Purchase Price"). Except as otherwise set forth herein, the Purchase Price shall be paid at Closing by wire transfer.

                (c) The Shares shall be purchased pursuant to the terms of a definitive Share Purchase Agreement (the "Agreement"). The Agreement shall set forth the terms described in this letter as well as, among other things, representations and warranties of Vector, covenants of Vector, representations and warranties of VPC, conditions precedent to the Closing, provisions regarding indemnification of VPC, and provision for an opinion addressed to VPC from legal counsel to Vector in form and substance satisfactory to VPC and its counsel.

         2. Option For Purchase of Additional Common Shares. Contemporaneously with the execution of the Agreement, and whether or not the Share Purchase is consummated, the parties shall enter into an option agreement (the "Option Agreement") whereby VPC shall have the right, but not the obligation, to purchase up to an aggregate of 50,000,000 Common Shares, par value $.01 per share, of Vector for, a purchase price of $.45 per share (hereinafter the "Option Exercise Price"). The Option Agreement shall provide that the option (the "Option") granted therein shall be freely transferable and freely exercisable by VPC at any time commencing on the Closing Date and terminating 12 months from the Closing Date. At the Closing, VPC shall pay, in addition to the Purchase Price, the sum of $500,000 to Vector (the "Option Purchase Price"). The Option Purchase Price shall be deemed consideration given for the Option, but shall be separate and apart from the Option Exercise Price payable on exercise of the Option.

         3.     Advance.  Vector has previously advised VPC that, due to
on-going operation requirements, Vector requires urgently an advance against the Purchase Price to meet immediate financial need. VPC has agreed, within three business days of the execution of this Letter of Intent, to provide an advance against the Purchase Price in the amount of $1,000,000 to Vector (the "Advance") pursuant to a promissory note in the form attached as Exhibit A (the "Note"). If the Closing does not take place for any reason within 90 days of the date of this Letter of Intent then, in such event, at VPC's sole option, Vector shall either (a) repay the Note or (b) cause its transfer agent to issue to V'Power 2,222,222 Common Shares, and Vector shall retain the funds represented by the Advance as the purchase price of such Common Shares. If the Closing does take place, the Advance and accrued interest thereon shall be credited by
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V'Power Corporation                    -3-                     November 21, 1995


Vector to the amount of the Purchase Price due and payable by VPC at the Closing.

         4. Registration Rights. At the Closing, in addition to executing the Agreement and other ancillary documents described herein, the parties shall execute and deliver to each other a registration rights agreement (the "Registration Rights Agreement") which shall entitle VPC, on or after the Closing Date, to demand that Vector cause to be filed and become effective under the Securities Act of 1933, as amended, a registration statement covering any or all of the Common Shares which VPC or its transferee(s), if any, shall have purchased under the Agreement or may acquire upon exercise of the Option under the Option Agreement.

         5. Closing. The parties acknowledge that all elements of the Share Purchase will be required to take place simultaneously (except as otherwise set forth herein) and shall be deemed as a single transaction, and no element shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered until all elements are completed and all documents and certificates are delivered.

         6. Expenses, etc. Whether or not the Share Purchase is consummated, Vector hereby agrees to indemnify and hold harmless VPC, its officers, directors, agents or employees from all losses, claims, damages, costs, expenses (including reasonable attorney's fees) or amounts rendered in judgment, concerning or relating to, or arising out of, directly or indirectly, the negotiation, documentation and consummation of the transactions described herein, or any claims or litigation relating thereto.

         7.      General.  The parties acknowledge that this document is a
letter of intent and no liability or obligation of any nature is intended to be created between the parties except with respect to the price described in paragraph 1 and 2 of the Shares and the Option and the provisions of paragraph
6. Neither party may terminate this Letter of Intent prior to 90 days from the date hereof. Each party covenants to proceed promptly and in good faith to conclude the arrangements with respect to the Share Purchase, but also acknowledges its understanding that any legal obligation by or among any of the parties shall be only as set forth in the definitive Agreement and ancillary documents.
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V'Power Corporation                   -4-                      November 21, 1995




                 If the foregoing is acceptable to you, kindly execute duplicate copies of this letter, retain a counterpart of this letter for yourself and furnish a counterpart to the undersigned at the address set forth above.


                                        Very truly yours,

                                        VECTOR AEROMOTIVE CORPORATION




                                        By:    /s/ D.P. Rose
                                            ------------------------------
                                            Name:  D.P. Rose
                                            Title: President



ACCEPTED this 21 day
of November, 1995


V'POWER CORPORATION



   /s/ Sudjaswin E. L.
-------------------------------------
Name:  Sudjaswin E. L.
Title: President & Managing Director